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Exhibit 14.1

        CREDO PETROLEUM CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors on March 11, 2004

Introduction

        This Code of Business Conduct and Ethics has been prepared by the Company in response to new laws and regulations that resulted because of abuses of fundamental principals of honesty and integrity within certain high profile public companies. The Company has always strived to create a strong "culture" of honesty, integrity, loyalty, fairness, forthrightness, and ethical behavior. To that end, the Company has had a formal written policy for many years that details and explains its values and ethics and its related expectations for those associated with the Company. This Code of Business and Conduct and Ethics incorporates many of the principals in our existing written policy. It also adds certain new principals and improves on the discussion of others.

        This Code is intended to qualify as a "Code of Ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

        In the final analysis, our culture is the people—our directors, employees, consultants and other representatives—who conduct themselves in a fair and honest and ethical manner. You have good common sense and you have good values that we believe are consistent with the Company's values. Because this Code cannot, and does not cover, every applicable law or provide answers to all question that might arise, you are encouraged to exercise your good common sense and your good judgement and values. And, if you encounter something in our business that alarms you and is inconsistent with your common sense, judgement and values, let your concerns be known in a professional but determined manner.

Overview

        This Code documents and summarizes the Company's fundamental principals and values regarding honesty, loyalty, fairness and forthrightness. This Code promotes the Company's long-standing policies of (i) honest and ethical conduct, (ii) full, fair, accurate, timely and transparent disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in any other public communications of the Company, (iii) compliance with applicable laws, rules and regulations, (iv) avoidance of conflicts of interest, and (v) prompt internal reporting of Code violations and accountability for Code compliance. This Code applies to all employees, officers and directors of the Company and its subsidiaries and affiliates. The Company also expects others who work for, or represent, the Company, such as agents and consultants, to be guided by this Code.

        This Code shall be distributed to all employees, officers and agents of the Company, and shall be disclosed in accordance with the requirements of the SEC and the NASDAQ.

Your Responsibility Regarding this Code

        It is your responsibility to understand this Code and how it applies to you, to comply with this Code, to report Code violations of which you become aware, and to be accountable to the Company for doing so.

        Compliance with this Code is mandatory. If you have questions or concerns about compliance, you are encouraged to talk to supervisors, managers or other appropriate Company personnel who you feel are, or should be knowledgeable about the Code and your situation.

        The Company realizes that honest people who have good values and integrity make mistakes and judgement errors. Such things as greed and power and pressure to perform can cause honest people who have high integrity and good ethics to make mistakes and judgement errors. If you realize that you have made a significant mistake or error in judgement regarding matters covered in this Code or the Company's other policies and procedures, you are encouraged to bring it to the appropriate person's attention and to "make it right". In that circumstance, you can expect the Company to go the extra mile with fair treatment and, where appropriate, support. Under no circumstance should you cover-up any such mistake or judgement error.

Amendment and Waiver

        The Board of Directors shall review this Code as circumstances dictate, and when necessary or desirable amend the Code to ensure that it is current and meets the needs and objectives of the Company and complies with legal and regulatory requirements.

        Any amendment to, or waiver of, a provision of the Code granted to an executive officer or Director of the Company may be made only by the Board and shall be promptly disclosed as required by applicable laws, rules and regulations. Any other amendment or waiver may be made only by the Chief Executive Officer.

Appearances and Impressions

        It is often just as important to avoid the appearance (or impression) of impropriety or noncompliance as it is to violate the rules. The Company encourages you to always be alert to the appearance of the choices you make regarding this Code and the Company's Policies and Procedures and avoid anything that might give the impression of impropriety or noncompliance.

Business Entertainment and Gifts

        Business entertainment and gifts should only be used to create goodwill and sound working relationships, not to gain unfair advantage. No business entertainment or gift should ever be offered, given or provided unless it (i) is consistent with customary business practices, (ii) is not excessive in value, (iii) cannot be construed as a bribe or payoff, and (iv) does not violate any laws, rules or regulations. Cash gifts should be avoided.

Company Records

        The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destruction or alteration of documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and time in prison. Document destruction or falsification in other contexts may result in a violation of the federal securities laws or the obstruction of justice laws.

        The Company routinely purges and destroys certain documents and records. Questions about the retention and destruction of Company documents and records should be referred to your supervisor.

Competition and Fair Dealing

        We do not seek to profit at another's expense. We believe that a good deal is one in which all parties are satisfied. Our history shows that, if we create viable projects supported by good reasoning, our Company will have ample opportunity to grow and prosper.

        You should endeavor to deal honestly and fairly with all persons or entities with whom the Company does business. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Misappropriating proprietary information of other companies or inducing disclosures of such information is prohibited.

Compliance with Laws, Rules and Regulations

        The Company's goal and intention is to comply with applicable governmental laws, rules and regulations of the jurisdictions in which we do business. The details of these laws, rules and regulations can be very complex. You are expected to understand the general legal and regulatory framework applicable to your job function. If you are in doubt about the legality or propriety of an action, business practice, or policy, you should seek advice from your supervisor or the employee or officer responsible for legal matters.

Confidential and Proprietary Information

        In general, all operations, activities and business affairs of the Company and our business associates are to be kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information belongs to the Company, must be treated with strictest confidence, and is not to be disclosed or discussed with others.

        Confidential and proprietary information generally includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed or otherwise made known to the Company as a consequence of, or through, employment or association with the Company (including information originated by Company personnel). This can include, but is not limited to, information regarding the Company's business, products, processes, and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiation, contents of the Company's policies and procedures, and business methods or practices.

        Confidential information does not include (i) information that is in the public domain to the extent such information is readily available and is not subject to confidentiality agreements, (ii) information that becomes generally known to the public other than by disclosure by the Company or its personnel, and (iii) information received from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

        The Company has exclusive property rights to all confidential and proprietary information regarding the Company or our business associates. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made available to you prior to, or during, the term of your association with the Company, including any copies thereof, belong to the Company and shall be held by you in trust solely for the benefit of the Company. Such information should not be removed from the Company's offices without a supervisor's approval and shall be delivered to the Company by you on the termination of your association with the Company or immediately upon request of the Company.

Intellectual Property

        All intellectual property you conceive or develop during the course of your employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formula, maps, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Intellectual property developed or conceived, either solely by you or with others, during the course of your employment must be promptly disclosed to the Company and you must make reasonable efforts to render any and all aid and assistance, at the Company's expense, to secure the appropriate documentation, patent, copyright, or trademark protection for such intellectual property.

        Works of authorship including, but not limited to, literary works such as maps, books, articles, and computer programs, pictorials, graphics, audiovisual works, sound recordings, and architectural works are protected by United States and foreign copyright law as soon as they are reduced to a tangible medium perceptible by humans with or without the aid of a machine. A work does not have to bear a copyright notice in order to be protected and without the copyright owner's permission, no one may make copies of the work, create derivative works, distribute the work, perform the work publicly, or display the work publicly.

        Employees may be granted permission to make use of copyrighted works under certain conditions provided that the limitations of those agreements are followed.

Protection and Proper Use of Company Assets

        Appropriate steps should be taken within your areas of responsibility to protect Company assets and ensure their proper and efficient use. Company assets should be used for the Company business purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, and similar equipment is discouraged but may be allowed if (i) there is inconsequential additional cost to the Company, (ii) it does not interfere with your work duties, (iii) it is not related to an illegal activity, and (iv) the use is not specifically banned by other company policies. The Board of Directors may authorize in writing personal use by Company officers of certain Company assets as a benefit or for other bona fide reasons. The Chief Executive Officer may authorize personal use of Company assets in limited circumstances by non-officer employees, agents, or consultants.

        Telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail are provided to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. Permission must be obtained to install any software on any Company computer or connect any personal laptop to the Company network. You should not expect a right to privacy regarding e-mail and Internet use. All e-mails and Internet use on Company equipment are subject to monitoring by the Company.

Conflicts of Interest and Corporate Opportunities

        A "conflict of interest" exists when a private interest or personal relationship interferes, or appears to interfere, with the best interest of the Company. Company policy is that actual, or apparent, conflicts of interest must be avoided. We should also avoid anything that might give the appearance (or impression) of any conflicts of interest.

        You owe a duty to the Company to advance its interests when the opportunity to do so arises. Failure to do so creates a conflict of interest. Company policy is that you shall not (i) take for yourself or others opportunities that are discovered through the use of the Company property, information or position, (ii) use the Company property, information, or position for improper personal gain, or (iii) compete with the Company directly or indirectly.

        No Code can define all possible areas of conflicts of interests. However, general guidelines would include (i) avoiding competing directly or indirectly with the Company in any manner, (ii) being proprietary with all Company data and information, and (iii) avoiding doing Company business with family members or organizations owned by family members or that employs family members, (iv) directly or indirectly soliciting or seeking personal gain, including, but not limited to, gifts, loans or professional favors from persons or entities with which the Company does business or may do business, and (v) assuring that all purchases, materials, etc. are based on arms-length transactions and are made at fair market values.

        Full-time employees should not engage in any form of outside employment, including but not limited to self-employment, without the prior written approval of the Chief Executive Officer. Services as an officer, director, partner or consultant for outside organizations should be made known to the Chief Executive Officer and must be approved in advance by the Company.

Employee Relations

        Our people are our most important asset. It is the Company's policy to (i) provide an environment where employees will adhere to this Code and conduct themselves with fairness, honesty, integrity and professionalism in the performance of their duties and all of their business relationships, treating each other with respect and professionalism, (ii) provide equal opportunity in recruiting, hiring, developing, promoting and compensating without regard to age, color, non-disqualifying disability, gender, national origin, race, marital status, veteran status, religion or any other basis that is protected under applicable law, (iii) to foster a professional, safe and discrimination-free work environment, where mutual respect is practiced by all employees, and (iv) to hire, evaluate and promote employees on the basis of their ability, achievements, experience and performance.

        Ethnic, racial, religious, sexual or any other type of unlawful harassment is prohibited. Company policy prohibits illegal workplace harassment of any kind, whether the harasser or the victim is a co-worker, supervisor, agent, customer, guest or supplier. Company policy also prohibits retaliation against anyone who has made a harassment complaint.

Financial Integrity and Disclosures

        The Company will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and assets and liabilities of our Company in accordance to the laws, rules and regulations to which the Company is subject. The Company will also make full, fair, accurate, timely and understandable disclosure in its reports and documents filed with the Securities and Exchange Commission and in other public communications. Records must be retained in accordance with applicable laws, rules and regulations.

        You are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting books, records or accounts. You are also expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. Commission of, or participation in, prohibited activities or illegal conduct may subject the perpetrator to federal penalties, as well as consequences invoked by the Company that may include termination of employment.

        You are prohibited from directly or indirectly, making, or causing to be made, a materially false or misleading statement, or omitting to state, or causing another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports, or any other work which involves or relates to preparation of the Company's financial statements and related reports.

        The Company has numerous internal controls, policies and procedures related to its accounting and financial operations. Each employee is required to be thoroughly familiar with the controls, policies and procedures that relate to his or her area of responsibility. If you have any related questions, you should consult the Chief Financial Officer or Chief Executive Officer.

        The Audit Committee of the Company's Board of Directors has established procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters of the Company and the confidential, anonymous submission by employees of concerns regarding such matters. If you have any concerns that alarm you regarding questionable accounting, internal accounting controls or auditing matters of the Company, you may make anonymous submissions in writing directly to the Chair of the Audit Committee of CREDO Petroleum

Corporation at a post office box maintained by the Company for that purpose. Any such submissions will be handled as described in the Company's Audit Committee Charter.

        In the event of a pending or anticipated subpoena, legal proceeding or governmental investigation, you must not dispose of, alter or conceal any records or documents that are in any way related or relevant to that matter.

Insider Trading or Stock Tipping

        Directors, officers, employees, consultants, and business associates who are aware of material, non-public information from, or about, the Company (an "Insider") are prohibited, directly or through family members or other persons or entities, from (i) buying or selling securities (or derivatives relating to such securities) of the Company, or (ii) passing on, tipping or disclosing material, non-public information to others outside the Company including family and friends.

        Such activities will be disciplined and may include termination of employment, civil actions (including penalties of up to three times the amount of profit gained or loss avoided by the insider trade or stock tip), or criminal action (including jail time).

        Any undisclosed, non-public information that could affect the Company stock price should be considered material. Examples of undisclosed information include, but is not limited to, those set forth below:

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  Financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations

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  Negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers

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  Stock or cash dividends

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  Major regulatory changes

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  Major management changes

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  Information as to results of significant drilling and exploration activity

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  Information about advances in intellectual property or the use thereof

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  A substantial contract award or termination

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  A major lawsuit or claim

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  The gain or loss of a significant customer or supplier

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  Information that is considered confidential

        The same policy also applies to securities issued by another company if you have acquired material, non-public information relating to such company in the course of your employment or affiliation with the Company.

        When material information has been publicly disclosed, each Insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information. Officers and directors of the Company are subject to more stringent laws and regulations and should consult the Company or its legal counsel regarding such matters.

Prohibited Payments

        Political contributions to candidates by corporations are prohibited under United States law except for certain non-federal elections. Therefore, no one may make or commit to any political contributions on behalf of the Company, and political contributions may not be made, either directly or indirectly, through the use of the Company expense accounts, through payments to third parties or through other such devices.

        Federal and state laws, rules and regulations, including the Foreign Corrupt Practices Act, prohibit the payment of inappropriate gratuities to federal and state or foreign government personnel or political candidates. Company policy is not to make any payments, gifts or gratuities to federal, state or foreign government officials. Illegal payments to government officials, either directly or through agents or other third parties, are strictly prohibited.

Prohibited Substances

        The Company prohibits the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one's work duties, while on Company premises. The Company also strictly prohibits the possession or use of firearms, weapons or explosives on its property, and also prohibits you from reporting to work while under the influence of alcohol or illegal drugs. The Company may perform pre-employment and random drug testing.

Reporting of Code Violations

        You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

        Generally, you should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the Chief Executive Officer or the Chairman of the Audit Committee. Directors and officers should report any potential violations of this Code to the Chairman of the Audit Committee. Probable violations should be reported and the Company encourages all means of reporting them.

        Company policy is that there shall be no retaliation, discrimination or intimidation in any form against any person who in good faith and pursuant to the provisions of this Code reports a matter which the reporting person reasonably believes constitutes a violation of this Code or applicable laws, rules or regulations (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation).

        If the Company receives information regarding a potential violation of this Code, the Chief Executive Officer or the Board of Directors, as appropriate, shall evaluate such information as to applicability, materiality and credibility. If, in their sole judgement, it is determined that the information is applicable, material and credible, they will initiate an informal inquiry or a formal investigation with respect thereto, prepare a report of the results of such investigation, including recommendations as to the disposition of such matter, including appropriate disciplinary action.

        If an executive officer or Director is involved in the potential violation or if the Chief Executive Officer determines that a potential violation of the Code warrants, the Board shall, as appropriate, conduct an investigation in a manner consistent with the foregoing procedures.

        All documents and reports with respect to potential violations of this Code and the resolution and any action taken with respect thereto shall be retained in accordance with applicable laws, rules and regulations.

Discipline for Noncompliance with this Code

        Disciplinary actions for violations of this Code can include verbal or written reprimands, suspension or termination of employment or a potential civil lawsuit against principal violator and any others involved in the violation. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in criminal prosecution.

Policies and Procedures of the Company

        This Code is not intended to supersede the existing Policies and Procedures of the Company as set forth in the Company's various Policy and Procedure documents. Some of those Policies and Procedures elaborate in more detail about certain concepts covered by this Code. In addition to compliance with this Code, compliance with the Company's various other detailed Policy and Procedures is mandatory. You are responsible for familiarity with and compliance with any Company Policies and Procedures that apply to areas in which you work. In the inadvertent event of conflict between the provisions of this Code and such other Policy and Procedure documents, the provisions of this Code shall prevail.

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